UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2010

SUMMIT HOTEL PROPERTIES, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-51955	20-0617340
(State or other jurisdiction	(Commission File Number)	(I.R.S. employer identification no.)
of incorporation or organization)

2701 South Minnesota Avenue, Suite 6, Sioux Falls, South Dakota 57105
(Address of principal executive offices, including zip code)

Registrant’s Telephone Number, Including Area Code: (605) 361-9566

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Summit Hotel Properties, LLC (“Company”) and Fortress Credit Corp. (“Fortress”) have agreed to the material terms of an extension of the Company’s loan with Fortress (“Fortress Loan”).  In March 2007 the Company entered into the Fortress Loan, in the amount of $99.7 million and with a maturity date of March 5, 2010.  As of February 8, 2010, the outstanding balance of the Fortress Loan was $84.4 million.  To permit the parties to finalize definitive documentation for the extension, Fortress has agreed to forbear from declaring a default or otherwise enforcing its rights under the Fortress Loan until April 5, 2010.  The extension is anticipated to be for a period of one (1) year, with an option for an additional six (6) month extension contingent on meeting certain requirements.  Furthermore, the interest rate will be 30-day LIBOR plus 8.75%, subject to a LIBOR floor of 2.0%.  LIBOR plus 5.75% will be paid current, and the remainder will be accrued until maturity.

As a condition of the Fortress Loan extension, the Company agreed that all cash generated by the Company and not required for payment of hotel operational expenses, principal and interest payments on the Company’s loans, capital expenditures, and other expenses related to owning and operating the Company, will be reserved and used to pay down Company debts.  As a result, effective as of March 31, 2010, payment of Priority Return distributions to Class A and Class A-1 Members will be suspended.  Priority Returns are a cumulative but not compounded return on each Class A Member’s and Class A-1 Member’s Adjusted Capital Contribution (as defined in the Company’s Third Amended and Restated Operating Agreement), and with respect to the Class A Members means an amount equal to 10 percent per annum, and with respect to the Class A-1 Members means an amount equal to 8 percent per annum.  Unpaid Priority Returns will accrue, and will be paid prior to the payment of profit distributions to any class of Member, including the Class C Member.

This Current Report does not describe all terms and conditions upon which Fortress has agreed to extend the Fortress Loan.

Item 9.01 Financial Statements and Exhibits.

10.1
Forbearance Agreement between Summit Hotel Properties, LLC and Fortress Credit Corp. dated March 4, 2010 concerning loan made by Fortress Credit Corp. in the amount of $99.7 million dated March 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT HOTEL PROPERTIES, LLC

By:	/s/ Kerry W. Boekelheide
Name: Kerry W. Boekelheide
Title: Chief Executive Officer

Dated:  March 4, 2010